Exhibit 99.1
Nash Finch Reports Third Quarter 2010 Results
Company Announces Purchase of Three Military Distribution Centers for Strategic Growth
MINNEAPOLIS (November 16, 2010) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 9, 2010.
Financial Results
Total Company sales for the third quarter 2010 were $1.51 billion compared to $1.63 billion in the prior-year quarter, a decrease of 7.5%. Excluding the previously announced transition of a portion of a food distribution customer buying group to another supplier during the second quarter 2010, total Company sales declined 4.9% during the third quarter 2010. Total Company sales for the first forty weeks of 2010 were $3.85 billion compared to $3.99 billion in the prior-year period, a decrease of 3.6%. Excluding the additional sales of $59.4 million attributable to acquired military locations during the first quarter 2010, offset by the previously announced transition of a portion of a food distribution customer buying group to another supplier during the second quarter 2010, total Company sales declined 3.7% during year-to-date 2010.
Consolidated EBITDA1 for the third quarter 2010 was $43.8 million, or 2.9% of sales, as compared to $46.0 million, or 2.8% of sales, for the prior-year-quarter. For the forty weeks of 2010, Consolidated EBITDA was $104.2 million, or 2.7% of sales, compared to $108.9 million, or 2.7% of sales, in the prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
Net earnings for the third quarter 2010 were $15.3 million, or $1.18 per diluted share, as compared to net earnings of $21.9 million, or $1.64 per diluted share, in the prior year quarter. Net earnings for the first forty weeks of 2010 were $34.0 million, or $2.57 per diluted share, as compared to net earnings of $45.9 million, or $3.44 per diluted share, in the same prior-year period.
Net earnings for both years were impacted by several significant items which are presented in the table below. Net earnings for the third quarter 2010 benefited by significant items totaling $1.2 million, or $0.10 per diluted share, as compared to the third quarter 2009 that benefited by significant items totaling $6.3 million, or $0.47 per diluted share, primarily due to a non-cash gain realized on a litigation settlement. Net earnings for the year-to-date 2010 benefited by significant items totaling $0.1 million, or $0.01 per diluted share as compared to the year-to-date 2009 that benefited by significant items totaling $11.8 million, or $0.88 per diluted share, primarily due to non-cash gains realized on the acquisition of a business and a litigation settlement.

The following table identifies the significant net credits (charges) affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter and year-to-date 2010 and prior year results:

	3rd Quarter		3rd Qtr. YTD
(dollars in millions except per share amounts)	2010	2009	2010	2009
Significant credits (charges)
Distribution center closing costs	$(0.5)	—	(1.7)	—
Retail stores opening & closing costs	(0.2)	—	(0.2)	(0.7)
Gain on sale of intangible asset	0.3	—	0.3	—
Start up and conversion cost	(1.1)	(0.9)	(1.7)	(2.3)
Consulting fees	—	—	—	(0.5)

Significant charges impacting Consolidated EBITDA	(1.5)	(0.9)	(3.3)	(3.5)

Gain on acquisition of a business	—	—	—	6.7
Gain on litigation settlement	—	7.6	—	7.6
Settlement of gain contingency	0.3	—	0.3	—
Net increase in lease reserves	(0.4)	(0.4)	(0.4)	(1.7)
Asset impairments and lease costs on closed retail stores	—	(0.8)	—	(1.7)

Total significant net credits (charges) impacting earnings before tax	(1.6)	5.5	(3.4)	7.4

Income tax on significant net credits (charges)	0.6	0.8	1.3	0.1
Income tax effect on gain on acquisition of a business	—	—	—	2.7
Reversal of previously recorded income tax reserves and refunds	2.2	—	2.2	1.6

Total significant net credits impacting net earnings	$1.2	6.3	0.1	11.8

Diluted earnings per share impact	$0.10	0.47	0.01	0.88

“Although we continued to experience significant headwinds that impacted our top line sales during the third quarter, we were able to increase year-over-year EBITDA as a percentage of sales,” said Alec Covington, President and CEO of Nash Finch. “This was achieved by placing a sharp focus on executing initiatives to improve productivity, reduce overall expenses and maintain profitability during this challenging economic environment.”
“The Company completed the closing of the Bridgeport, Michigan distribution center, which will allow us to more efficiently serve our customers and will improve productivity in our Lima, Ohio facility,” said Covington. “We have also taken advantage of the depressed real estate market during the third quarter by purchasing three distribution facilities that will expand our military footprint at a very low cost. We anticipate this will provide significant transportation savings and offer long-term strategic growth in the Midwest, Southeast and Southwestern United States.”

Military Distribution Results

	3rd Quarter		%	3rd Qtr. YTD		%
(dollars in millions)	2010	2009	Change	2010	2009	Change
Sales	$620.8	637.1	(2.5%)	1,555.4	1,508.3	3.1%
Segment EBITDA[1]	$15.9	15.7	0.8%	42.8	38.9	10.1%
Percentage of Sales	2.6%	2.5%		2.8%	2.6%
Military segment sales were down 2.5% during the third quarter 2010 as compared to the prior year, primarily due to timing differences between the quarters relating to export shipments and to a lesser extent from a reduction in domestic sales promotions. Year-to-date military sales increased 3.1% in comparison to the prior year. However, excluding the additional sales attributable to the acquired locations during the first quarter 2010 of $59.4 million, year-to-date comparable military segment sales decreased by 0.8% in comparison to the prior year.
The military segment EBITDA increased by 0.8% and 10.1% in the third quarter and year-to-date 2010, respectively, compared to the prior year. Military segment EBITDA increased as a percentage of sales to 2.6% in the third quarter 2010 as compared to 2.5% in the prior year quarter. Year-to-date military segment EBITDA increased as a percentage of sales to 2.8% in 2010 as compared to 2.6% in the prior year period.
“I am pleased to announce that our new Columbus, Georgia distribution center began shipping product at the end of the third quarter and the start-up has gone very smoothly,” said Covington. “We expect to realize significant transportation cost savings by opening this facility which will also provide for significant strategic growth opportunities. In addition, during the third quarter we announced the purchase of a 303,000 square foot facility in Bloomington, Indiana and two facilities totaling 538,000 square feet in Oklahoma City, Oklahoma to support the expansion of our military distribution segment.”

Food Distribution & Retail Results

	3rd Quarter		%	3rd Qtr. YTD		%
(dollars in millions)	2010	2009	Change	2010	2009	Change
Sales
Food Distribution	$731.5	818.2	(10.6%)	1,889.5	2,040.0	(7.4%)
Retail	158.6	178.0	(10.9%)	400.3	441.9	(9.4%)

Total	$890.1	996.2	(10.7%)	2,289.8	2,481.9	(7.7%)

Segment EBITDA[1]
Food Distribution	$20.2	22.5	(10.2%)	45.1	52.7	(14.3%)
Retail	7.7	7.8	(1.2%)	16.3	17.3	(5.6%)

Total	$27.9	30.3	(7.9%)	61.4	70.0	(12.2%)

Percentage of Sales
Food Distribution	2.8%	2.8%		2.4%	2.6%
Retail	4.9%	4.4%		4.1%	3.9%

Total	3.1%	3.0%		2.7%	2.8%

The combined food distribution and retail segment sales decrease in the third quarter and year-to-date periods compared to the 2009 periods was 10.7% and 7.7%, respectively. The decrease in sales was negatively impacted by the previously announced transition of a portion of a customer buying group to another supplier during the second quarter 2010. However, after adjusting to exclude this sales impact of $44.6 million in the quarter and $60.8 million year-to-date, combined food distribution and retail segment sales declined 6.5% for the third quarter and 5.4% year-to-date, primarily due to soft comparable sales to existing customers in both businesses, continued deflation in certain product categories, and the closure of four retail stores since the beginning of the fourth quarter 2009. The retail same store sales declined 6.3% for the third quarter and 4.9% in the year-to-date.
During the third quarter the Bridgeport, Michigan distribution center closed and substantially all of the customer sales volume was successfully transferred to our Lima, Ohio distribution center. In addition, we closed one retail store in the third quarter.
The combined food distribution and retail segment EBITDA decreased by 7.9% and 12.2% in the third quarter and year-to-date 2010, respectively, compared to the same periods last year. Food distribution and retail segment EBITDA as a percentage of sales increased to 3.1% in the third quarter 2010 as compared to 3.0% in the prior year quarter, and for the year-to-date periods, EBITDA was 2.7% in 2010 as compared to 2.8% in the prior year.

Financial Target Progress
Improvements on our key financial targets have been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, Consolidated EBITDA margin has improved from 2.2% to 2.7% of sales and the debt leverage ratio has improved from 3.11x to 2.38x from Fiscal 2006 to the third quarter 2010. The ratio of free cash flow to net assets (exclusive of strategic projects) has increased from 8.7% in Fiscal 2006 to 11.6% in the third quarter 2010. Finally, the organic revenue growth metric has been negatively impacted by the loss of a portion of a food distribution customer buying group and due to the downturn in the economy.
The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term	3rd Qtr. YTD	Fiscal	Fiscal	Fiscal	Fiscal
Financial Targets	Target	2010	2009	2008	2007	2006
Organic Revenue Growth[2]	2.0%	(5.1%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[3]	4.0%	2.7%	2.7%	3.1%	2.8%	2.2%
Trailing Four Quarter Free Cash Flow4 / Net Assets		5.0%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow5 / Net Assets excluding impact of strategic projects	10.0%	11.6%	10.6%	14.0%	9.7%	8.7%
Total Leverage Ratio[6]	2.5 - 3.0 x	2.38x	2.02x	1.75x	2.20x	3.11x
Liquidity
Total debt at the end of the third quarter of 2010 was $321.9 million, a reduction of $11.5 million as compared to $333.4 million at the end of the third quarter of 2009. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the third quarter 2010 was 2.38x. Availability on the Company’s revolving credit facility at the end of the quarter was $157.6 million.
Share Repurchase Program
As previously announced, our Board of Directors approved a share repurchase program authorizing the Company to spend up to $25.0 million to purchase shares of the Company’s common stock. The program took effect on November 16, 2009 and will continue until December 31, 2010. During the third quarter 2010, we repurchased a total of 141,023 shares for $5.0 million, at an average price per share of $35.11. Since the program’s inception, we have repurchased a total of 613,455 shares for $21.3 million, at an average price per share of $34.70.

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

[2]	Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

[3]	Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

[4]	Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

[5]	Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations (excluding the impact of cash generated from strategic projects) less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

[6]	Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.
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A conference call to review the third quarter 2010 results is scheduled for 10:00 a.m. CST (11:00 a.m. EST) on November 16, 2010. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market ® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; continued disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	costs related to multi-employer pension plan which has liabilities in excess of plan assets;

•	changes in health care, pension and wage costs and labor relations issues;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, Executive Vice President & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 9	October 10	October 9	October 10
	2010	2009	2010	2009

Sales	$1,510,881	1,633,304	3,845,191	3,990,218
Cost of sales	1,388,926	1,504,350	3,537,079	3,667,116

Gross profit	121,955	128,954	308,112	323,102

Other costs and expenses:
Selling, general and administrative	81,119	84,716	208,601	222,055
Gain on acquisition of a business	—	—	—	(6,682)
Gain on litigation settlement	—	(7,630)	—	(7,630)
Depreciation and amortization	10,883	12,592	27,638	31,299
Interest expense	7,123	7,621	17,747	18,765

Total other costs and expenses	99,125	97,299	253,986	257,807

Earnings before income taxes	22,830	31,655	54,126	65,295

Income tax expense	7,484	9,728	20,125	19,410

Net earnings	$15,346	21,927	34,001	45,885

Net earnings per share:
Basic	$1.21	1.68	2.64	3.53
Diluted	$1.18	1.64	2.57	3.44

Declared dividends per common share	$0.18	0.18	0.54	0.54

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,656	13,021	12,870	12,998
Diluted	13,038	13,377	13,223	13,344

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	10/09/2010	01/02/2010
Assets
Current assets:
Cash and cash equivalents	$785	830
Accounts and notes receivable, net	271,489	250,767
Inventories	341,405	285,443
Prepaid expenses and other	13,188	11,410
Deferred tax assets	5,592	9,366

Total current assets	632,459	557,816

Notes receivable, net	21,498	23,343

Property, plant and equipment:	653,901	637,167
Less accumulated depreciation and amortization	(415,159)	(422,529)

Net property, plant and equipment	238,742	214,638

Goodwill	166,545	166,545
Customer contracts and relationships, net	18,803	21,062
Investment in direct financing leases	3,003	3,185
Other assets	11,090	12,947

Total assets	$1,092,140	999,536

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,170	4,438
Accounts and other payables	281,570	240,483
Accrued expenses	58,995	60,524
Income taxes payable	1,424	3,064

Total current liabilities	345,159	308,509

Long-term debt	299,363	257,590
Capitalized lease obligations	19,408	21,442
Deferred tax liability, net	23,057	19,323
Other liabilities	41,470	42,113
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,676 and 13,675 shares respectively	22,793	22,792
Additional paid-in capital	113,089	106,705
Common stock held in trust	(1,203)	(2,342)
Deferred compensation obligations	1,203	2,342
Accumulated other comprehensive income	(10,415)	(10,756)
Retained earnings	288,893	261,821
Treasury stock at cost, 1,508 and 863 shares, respectively	(50,677)	(30,003)

Total stockholders’ equity	363,683	350,559

Total liabilities and stockholders’ equity	$1,092,140	999,536

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Forty
	Weeks Ended
	October 9	October 10
	2010	2009
Operating activities:
Net earnings	$34,001	45,885
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on acquisition of a business	—	(6,682)
Gain on litigaiton settlement	—	(7,630)
Depreciation and amortization	27,638	31,299
Amortization of deferred financing costs	1,411	1,357
Non-cash convertible debt interest	4,058	3,753
Amortization of rebateable loans	3,074	3,133
Provision for bad debts	216	1,070
Provision for lease reserves	291	1,492
Deferred income tax expense (benefit)	7,510	(1,237)
Gain on sale of property, plant & equipment	(423)	(1)
LIFO credit	(76)	(732)
Asset impairments	926	1,738
Share-based compensation	6,179	7,421
Deferred compensation	838	990
Other	(730)	(129)
Changes in operating assets and liabilities:
Accounts and notes receivable	(22,593)	(38,921)
Inventories	(55,886)	(32,838)
Prepaid expenses	1,887	824
Accounts and other payables	14,407	23,294
Accrued expenses	(912)	(14,529)
Income taxes payable	(5,305)	946
Other assets and liabilities	(200)	1,795

Net cash provided by operating activities	16,311	22,298

Investing activities:
Disposal of property, plant and equipment	575	507
Additions to property, plant and equipment	(39,853)	(12,563)
Business acquired, net of cash	—	(78,056)
Loans to customers	(1,095)	(2,225)
Payments from customers on loans	1,703	3,411
Other	(400)	(154)

Net cash used in investing activities	(39,070)	(89,080)

Financing activities:
Proceeds of revolving debt	38,000	80,500
Dividends paid	(6,739)	(6,929)
Purchase of Common Stock	(20,267)	—
Payments of long-term debt	(264)	(248)
Payments of capitalized lease obligations	(3,009)	(2,649)
Increase (decrease) in bank overdraft	14,993	(1,346)
Payments of deferred financing costs	—	(2,706)
Other	—	196

Net cash provided by financing activities	22,714	66,818

Net increase (decrease) in cash and cash equivalents	(45)	36
Cash and cash equivalents:
Beginning of year	830	824

End of period	$785	860

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by other payables	$8,500	—

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	October 9	October 10
Other Data (In thousands)	2010	2009

Total debt	$321,941	333,413
Stockholders’ equity	$363,683	395,678
Capitalization	$685,624	729,091
Debt to total capitalization	47.0%	45.7%

Non-GAAP Data
Consolidated EBITDA — rolling 4 quarters (a)	$135,503	144,372
Leverage ratio — rolling 4 quarters. (debt to consolidated EBITDA) (b)	2.38	2.31

Comparable GAAP Data
Debt to earnings before income taxes (b)	25.59	4.39

(a)	Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(b)	Leverage ratio is defined as the Company’s total debt at October 9, 2010 and October 10, 2009, divided by Consolidated EBITDA for the respective rolling four quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2010

	2009	2010	2010	2010	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs

Earnings from continuing operations before income taxes	$(41,545)	13,330	17,966	22,830	12,581
Add/(deduct)
LIFO	(2,301)	(40)	(321)	285	(2,377)
Depreciation and amortization	9,304	8,585	8,170	10,883	36,942
Interest expense	5,607	5,258	5,366	7,123	23,354
Special charge	6,020	—	—	—	6,020
Goodwill impairment	50,927	—	—	—	50,927
Settlement of acquisiton contingency	—	—	—	(310)	(310)
Closed store lease costs	1,644	—	(434)	725	1,935
Asset impairment	722	517	301	108	1,648
Stock compensation	1,663	1,605	1,857	2,717	7,842
Subsequent cash payments on non-cash charges	(772)	(740)	(969)	(578)	(3,059)

Total Consolidated EBITDA	$31,269	28,515	31,936	43,783	135,503

	2009	2010	2010	2010	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA
Military	$12,031	13,615	13,364	15,858	54,868
Food Distribution	15,455	11,227	13,634	20,212	60,528
Retail	3,783	3,673	4,938	7,713	20,107

	$31,269	28,515	31,936	43,783	135,503

	2009	2010	2010	2010	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit
Military	$10,146	11,816	11,519	12,822	46,303
Food Distribution	11,495	5,799	8,581	12,848	38,723
Retail	(1,449)	227	2,389	2,824	3,991
Unallocated
Interest	(4,790)	(4,512)	(4,523)	(5,664)	(19,489)
Special charge	(6,020)	—	—	—	(6,020)
Goodwill impairment	(50,927)	—	—	—	(50,927)

	$(41,545)	13,330	17,966	22,830	12,581

FY 2009

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings from continuing operations before income taxes	$10,643	17,526	16,114	31,655	75,938
Add/(deduct)
LIFO	7,849	—	(287)	(445)	7,117
Depreciation and amortization	9,051	9,335	9,372	12,592	40,350
Interest expense	6,034	5,304	5,840	7,621	24,799
Gain on acquisition of a business	—	(6,682)	—	—	(6,682)
Gain on litigation settlement	—	—	—	(7,630)	(7,630)
Closed store lease costs	(317)	1,066	—	425	1,174
Asset impairment	1,065	—	898	840	2,803
Stock compensation	1,814	3,307	2,408	1,707	9,236
Gains on sale of real estate	—	—	—	(54)	(54)
Subsequent cash payments on non-cash charges	(635)	(617)	(714)	(713)	(2,679)

Total Consolidated EBITDA	$35,504	29,239	33,631	45,998	144,372

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA
Military	$11,484	11,948	11,239	15,731	50,402
Food Distribution	17,412	13,257	16,946	22,461	70,076
Retail	6,608	4,034	5,446	7,806	23,894

	$35,504	29,239	33,631	45,998	144,372

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit
Military	$9,242	9,905	9,421	13,448	42,016
Food Distribution	5,155	5,982	10,508	15,181	36,826
Retail	1,450	(470)	1,209	1,937	4,126
Unallocated
Interest	(5,204)	(4,573)	(5,024)	(6,541)	(21,342)
Gain on acquisition	—	6,682	—	—	6,682
Gain on litigation	—	—	—	7,630	7,630

	$10,643	17,526	16,114	31,655	75,938